                           AMERAC ENERGY CORPORATION
                          1201 LOUISIANA, SUITE 3350
                             HOUSTON, TEXAS 77002
                        TO BE HELD OR NOVEMBER 20, 1996
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS



To the Stockholders of Amerac Energy Corporation:


     It is my pleasure to invite you to attend the Special Meeting of Stockholders (the "Meeting") of Amerac Energy Corporation (the "Company"), which will be held at the offices of Jackson and Walker, L.L.P., 42nd floor auditorium, 1100 Louisiana, Houston, Texas, on November 20, 1996, at 2:00 p.m., local time. The Meeting is being held to consider and take action with respect to the following matters:

(1) To consider and approve a proposal to amend the Company's Certificate of Incorporation to effect a one-for-fifteen reverse stock split (the "Reverse Stock Split") and to reduce the number of authorized shares from 100 million to 20 million shares.

(2) To transact such other business as may properly come before the Meeting or any adjournment thereof.

     Only the holders of shares of the Common Stock of record on the books of the Company at the close of business on October 11, 1996, will be allowed to vote at the Meeting, or any adjournment thereof.

     WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, YOU ARE URGED TO COMPLETE, DATE, SIGN, AND RETURN THE ACCOMPANYING PROXY AT YOUR EARLIEST CONVENIENCE. A REPLY ENVELOPE IS PROVIDED FOR SUCH PURPOSE WHICH NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES.

                                 By Order of the Board of Directors,


                                 JEFFREY L. STEVENS
                                 Senior Vice President---Chief Financial Officer and Secretary

October 11, 1996

                           AMERAC ENERGY CORPORATION
                          1201 LOUISIANA, SUITE 3350
                             HOUSTON, TEXAS 77002
                        TO BE HELD OR NOVEMBER 20, 1996

                                PROXY STATEMENT

                                      FOR

                        SPECIAL MEETING OF STOCKHOLDERS

   This Proxy Statement is submitted in connection with the solicitation of proxies by the Board of Directors of Amerac Energy Corporation, a Delaware corporation (the "Company"), for a Special Meeting of Stockholders to be held at the offices of Jackson and Walker, L.L.P., 42nd floor auditorium, 1100 Louisiana, Houston, Texas, on November 20, 1996, at 2:00 p.m., local time, or any adjournment thereof (the "Meeting"), pursuant to the enclosed Notice of the Meeting. At the Meeting matters relating to the Company's Common Stock, $.05 per value (the "Common Stock"), will be voted on by the stockholders at the Meeting. The approximate date this Proxy Statement and the enclosed form of Proxy are first being sent to the holders of the Common Stock ("Stockholders") is October 12, 1996.

                        INFORMATION CONCERNING PROXIES

   The persons named as proxies are Jeffrey L. Stevens and Jeffrey B. Robinson, both of whom are presently directors of the Company. Stock represented at the Meeting by the enclosed Proxy will be voted in the manner specified by each Stockholder. A Proxy may be revoked by a Stockholder at any time before it is voted by filing with the Secretary of the Company a written revocation or a duly executed Proxy bearing a later date. A Proxy shall be revoked if a Stockholder present at the Meeting elects to vote in person.

   Unless contrary instructions are indicated on a Proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked or suspended before they are voted) will be voted FOR the following matters: (1) to consider and approve a proposal to amend the Company's Certificate of Incorporation to effect a one-for-fifteen reverse stock split (the "Reverse Stock Split") and to reduce the number of authorized shares of Common Stock from 100 million to 20 million shares, and (2) to transact such other business as may properly come before the Meeting.

   The cost of solicitation of proxies will be borne by the Company. In addition to the use of mail, employees of the Company may solicit proxies by telephone or telegraph, and the Company may employ proxy soliciting agents who will receive customary compensation for such services. Upon request, the Company will reimburse brokers, dealers, bankers, and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners.

                                 VOTING RIGHTS

   Only Stockholders of record at the close of business on October 11, 1996 (the "Record Date") are entitled to notice of and to vote at the Meeting. On the Record Date, the issued and outstanding securities of the Company entitled to vote at the Meeting consisted of 42,848,682 shares of the Common Stock. Each outstanding share of the Common Stock is entitled to one vote with respect to the matters to come before the Meeting. There are no cumulative voting rights.

   The Common Stock will be voted at the Meeting by ballots (in person or by Proxy) which are tabulated by a person appointed by the Board of Directors to serve as the inspector of election at the Meeting and who has executed and verified an oath of office. A majority in interest of the voting power of the outstanding shares of the Common Stock, represented in person or by proxy, will be required to constitute a quorum. Approval of each of the items, will be decided by the affirmative vote of a majority of the outstanding shares of the Common Stock entitled to vote thereon. Abstentions and broker non-votes are included in the determination of the number of shares present at the Meeting for quorum purposes. Abstentions will have the same effect as negative votes with respect to all other matters to come before the Meeting. Broker non-votes will have the same effect as negative votes with respect to all matters to come before the Meeting.

                            PRINCIPAL STOCKHOLDERS

   The following table sets forth information as to the number of shares of (1) Common Stock beneficially owned as of August 31, 1996 by each beneficial owner of more than five percent of the outstanding shares of the Common Stock and (2) the shares of Common Stock beneficially owned as of August 31, 1996 by: (I) the Chief Executive Officer and the current executive officers of the Company who earned over $100,000 in cash during the Company's last fiscal year (the "Named Executive Officers"); (ii) each director; and (iii) all current executive officers and directors of the Company as a group. All shares are owned both of record and beneficially unless otherwise indicated. In determining the "Percent of Class" the Company used the number of shares issued and outstanding on August 31, 1996, consisting of 42,761,405 shares of Common Stock.

                                                             Amount
Beneficial Owner                              Beneficially Owned   Percent of Class
----------------                              -------------------  -----------------

Michael L. Harvey                             149,618 (1)          .3%
   c/o Amerac Energy Corporation
   1201 Louisiana, Suite 3350
   Houston, TX 77002

William P. Nicoletti                          422,852 (1)         1.0%
   c/o Nicoletti & Company, Inc.
   1155 Avenue of the Americas, 29th floor
   New York, New York 10036

Kenneth R. Peak                               349,913 (1)          .8%
   c/o Amerac Energy Corporation
   1201 Louisiana, Suite 3350
   Houston, TX 77002

Jeffrey B. Robinson                           1,719,032 (2)        4.02%
   c/o Amerac Energy Corporation
   1201 Louisiana, Suite 3350
   Houston, TX 77002

Jeffrey L. Stevens                            550,338 (3)          1.3%
   306 W. 7th
   Suite 1025
   Fort Worth, TX 76102

All directors and executive officers,
as a group (7 persons) (4)                    3,443,954            8.05%

____________

(1) Includes vested options to purchase 40,000 shares of Common Stock and has the right to acquire 50,000 shares pursuant to unvested options.
(2) Includes unvested options to purchase 533,334 shares of Common Stock and vested options to purchase 206,666 shares of Common Stock.
(3) Includes 270,333 shares of Common Stock which Mr. Stevens has the right to acquire pursuant to vested stock options and 166,667 of unvested options. In addition, his ownership includes 113,338 shares of the Common Stock owned by PFI of which Mr. Stevens is President and Chief Executive Officer and a 74% stockholder.
(4) The group's (7 persons) ownership includes vested options to purchase to purchase 697,000 shares of Common Stock and 950,000 of unvested options.

EXECUTIVE OFFICERS OF THE COMPANY

  The executive officers of the Company are elected annually by the Board of Directors at its first meeting held following the annual meeting of stockholders, or as soon thereafter as necessary and convenient in order to fill vacancies or newly created offices. Each executive officer holds office until his resignation or removal or until his successor is duly elected and qualified. Any executive officer elected or appointed by the Board of Directors may be removed by the Board of Directors whenever in its judgment the best interests of the Company will be served thereby.

  The names of the Executive Officers of the Company, their ages, positions, and the dates of their employment are set forth below:

NAME                                 AGE  POSITION HELD WITH THE COMPANY                   EMPLOYED SINCE
----                                 ---  ------------------------------                   --------------
Jeffrey B. Robinson................   51  Director, President and Chief Executive Officer         1994
Jeffrey L. Stevens.................   47  Director, Senior Vice President-Chief Financial
                                          Officer and Secretary                                   1974
Richard Savoie.....................   49  Vice President-Engineering                              1994

         PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION
               TO EFFECT THE ONE-FOR-FIFTEEN REVERSE STOCK SPLIT

   As a means of improving marketability of the Common Stock, reducing costs, and other considerations, on September 9, 1996, the Board of Directors of the Company approved, subject to the stockholders' approval solicited hereby, a proposal to amend the Company's Certificate of Incorporation to effect a one-for-fifteen reverse stock split (the "Reverse Stock Split"). The proposed amendment to the Company's Certificate of Incorporation in the form attached hereto as Exhibit A will also reduce the number of shares of Common Stock which the Company is authorized to issue from 100 million shares to 20 million. Effective upon the filing in the Office of the Secretary of State of Delaware of the Certificate reflecting this amendment to Article Four of this Company's Certificate of Incorporation (the "Effective Date"), each fifteen issued shares of the Company's Common Stock outstanding immediately prior to the Effective Date ("Old Common") shall be combined into and reclassified as one validly issued, fully paid and non-assessable share of Common Stock, par value $.05 per share ("New Common"), of the Company. Each certificate that theretofore represented shares of Old Common represented by such certificate shall be combined. The Company shall not issue fractional shares as a result of the combination of shares but shall arrange for the disposition of fractional shares on behalf of those record holders of Old Common at the close of business on the Effective Date who would otherwise be entitled to a fraction of a share as a result of the Reverse Stock Split.

   Although the Company's Board of Directors believes as of the date of this Proxy Statement that a one-for-fifteen Reverse Stock Split is advisable, the Reverse Stock Split may be abandoned by the Board of Directors at any time before, during of after the Special Meeting. In addition, depending upon prevailing market conditions, the Board of Directors may deem it advisable to implement the Reverse Stock Split and concurrently declare a Common Stock dividend in an amount to be determined, which Common Stock dividend would not require stockholder approval. Any such Common Stock dividend would partially offset the decrease in the number of issued shares of New Common resulting from the one-for-fifteen Reverse Stock split. No such Common Stock dividend is presently contemplated.

     The principal effect of the Reverse Stock Split would be to decrease the number of issued and outstanding shares of Common Stock as of August 31, 1996, from 42,761,405 to approximately 2,850,760 depending on the number of whole New Common shares issued and the number of fractional New Common shares paid for with cash. The Reverse Split would not have an immediate effect on any Stockholder's proportionate interest in the Company, including the proportionate interest of management.

   The following table illustrates the principal effect of the proposed stock split based on the Company's capitalization as of August 31, 1996:


        COMMON SHARES    PRIOR TO REVERSE SPLIT    AFTER REVERSE SPLIT
        -------------    ----------------------    -------------------
        Authorized       100,000,000               20,000,000

        Outstanding       42,761,405                2,850,760

        Available for
        future Issuance   57,238,595               17,149,240

REASONS FOR THE REVERSE STOCK SPLIT PROPOSAL

   The Board of Directors believes that the Reverse Stock Split is beneficial to the Company and the Stockholders for a number of reasons, as summarized below:

      * Capability to meet the listing requirements for the Nasdaq National
        Market
      * Reduced cost of stockholder mailings
      * Lower relative brokerage costs and marginability
      * Greater interest in the brokerage and investment community
      * Greater liquidity for the stockholders
      * Enhance the Company's ability to raise new capital


   In order to be eligible for listing on the Nasdaq National Market System, the following minimum conditions are required to be satisfied. First, the shares of New Common must maintain a minimum bid price of $5.00 for a period of time prior to listing. Second, a public float (shares not held directly of indirectly by an officer, director or by any person who is the beneficial owner of more that 10% of the total shares outstanding) of at least 500,000 shares of New Common must exist at the time of listing and the public float of the New Common at the time must have a market value of at least $3,000,000. Third, the New Common must be held by at least 800 beneficial owners. Last, at the time of listing, the Company must have minimum net tangible assets (total assets (excluding goodwill) minus total liabilities) of $4,000,000 as of the end of the most recent quarter immediately preceding the time of listing, and the Company's net income and pre-tax income in 1995 must have exceeded $400,00 and $750,000, respectively. After the Reverse Stock Split, assuming the stock will trade above the required price, the Company can apply for listing on the Nasdaq National Market
System. While there is no assurance that such listing will be granted the Company believes that the listing will be granted.

   The Board of Directors of the Company believes that the relatively low market price of the Common Stock may impair the acceptability of the Common Stock to certain institutional investors and other members of the investing public. Theoretically, the number of shares outstanding should not, by itself, affect the marketability of a stock, the type of investor who acquires it, or the issuers's reputation on the financial community. In practice this is not necessarily the case, as certain investors view low-priced stocks as unattractive or, as a matter of policy, will not extend margin credit on stocks trading at low prices, although certain other investors may be attracted to low-priced stocks because of the greater trading volatility sometimes associated with such securities. Many brokerage houses are reluctant to recommend lower-priced stocks to their clients or to hold them in their own portfolios. Further, a variety of brokerage house policies and practices discourage individual brokers within those firms dealing in low-priced stocks because of the time-consuming procedures that make the handling those low-priced stocks economically unattractive.

   In addition, since the broker's commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher priced stocks, the current share price of the Common Stock can result in individual stockholders paying transaction costs (commissions, markups or markdowns) which are a higher percentage of their total share value than would be the case if the share price was substantially higher. This factor is also believed to limit the willingness of institutions to purchase the Common Stock at its current relatively low market price. If approved, the Reverse Stock Split will result in some stockholders owning "odd-lots" of less than 100 shares of Common Stock. Brokerage commissions and other costs of transactions in odd-lots may be higher, particularly on per-share basis, than the cost of transactions in lots of 100 shares or more.

   The Board of Directors believes that the decrease in the number of shares of Common Stock outstanding as a consequence of the proposed Reverse Stock Split and the resulting anticipated Nasdaq National Market listing, will encourage greater interest in the Common Stock by the financial community and the investing public and possibly promote greater liquidity for the Stockholders, although it is possible that such liquidity could be affected adversely by the reduced number of shares outstanding after the Reverse Stock Split. Also, although any increase in the market price of the New Common from the Reverse Stock Split may be proportionately less than the decrease in the number of shares outstanding, the proposed Reverse Stock Split could result in a market price for the shares that would be high enough to overcome the reluctance, policies and practices of brokerage houses and investors referred to above and to diminish the adverse impact of correspondingly higher trading commissions on the market for the shares.

   There can be no assurance, however, that the foregoing hoped for effects will occur following the Reverse Stock Split or that the market price of the New Common immediately after implementation of the proposed Reverse Stock Split will be maintained for any period of time, that such market price will approximately fifteen times the market price before the proposed Reverse Stock Split, or that such market price will exceed or remain in excess of the current market price.

   If the Reverse Stock Split is approved by the Stockholders, the total number of shares of Old Common held by each Stockholder would be converted automatically into a right to receive an amount of whole shares of New Common equal to the number of shares owned immediately prior to the Reverse Stock Split divided by fifteen. No fractional shares will be issued and, in lieu of any fractional shares, fractional shares otherwise issuable to the Stockholders will be aggregated and purchased by the Company at the closing asked price on November 20, 1996, for the first $15,000 of fractional shares and the remaining fractional shares, if any, will be sold, by an agent, selected by the Company, and the cash proceeds from such sales along with the proceeds received from the Company for the first $15,000 will be distributed (on a weighted average basis) together with their stock certificates for the New Common following the surrender of stock certificates representing their Old Common prior to the Reverse Stock Split.

   Approval of the Reverse Stock Split will not affect any Stockholders' percentage ownership interest in the Company or proportional voting power, except for minor differences resulting from the sale of fractional shares. The Reverse Stock Split will reduce the number of Stockholders of the Company. The shares of New Common which will be issued upon approval of the Reverse Stock Split will be fully paid and non-assessable. The voting rights and other privileges of the holders of Common Stock will not be affected substantially by adoption of the Reverse Stock Split or subsequent implementation thereof. If for any reason the Board of Directors deems it advisable to do so, the Reverse Stock Split may be abandoned by the Board of Directors at any time before, during or after the Meeting and prior to filing and effectiveness of the amendment to the Company's Certificate of Incorporation with the Secretary of State of Delaware, pursuant to the Delaware General Corporation Law, without further action by the Stockholders of the Company. In addition, the effect of the Reverse Stock Split may be partially offset if the Board of Directors elects to declare a Common Stock dividend as described above.

EFFECTIVE DATE

   If the Reverse Stock Split is approved by the Stockholders at the Meeting, and upon a determination by the Board of Directors that a Reverse Stock Split is in the best interest of the Company and its Stockholders, an amendment to Article Four of the Company's Certificate of Incorporation will be filed with the Secretary of State of the State of Delaware on or about November 21, 1996 or any other date (the "Effective Date") selected by the Board of Directors on or prior to the Company's next Annual Meeting of Stockholders, and the Reverse Stock Split will become effective on the date of such filing. Without any further action on the part of the Company or the Stockholders, the shares of Common Stock held by each Stockholder of record as of the Effective Date will be converted on the Effective Date into the right to receive an amount of whole shares of New Common equal to the number of such Stockholder's shares divided by fifteen, with any fractional share to be sold on such Stockholder's behalf as described above.

EXCHANGE OF STOCK CERTIFICATES

   As soon as practicable after the Effective Date, the Company will send a letter of transmittal to each Stockholder of record on the Effective Date for use in transmitting certificates representing shares of Common Stock ("old certificates") to the Company's transfer agent, Continental Stock Transfer and Trust (the "Exchange Agent"). The letter of transmittal will contain instruction for the surrender of old certificates to the Exchange Agent in exchange for certificates representing the number of whole shares of new Common Stock. No new certificates will be issued to a Stockholder until such Stockholder has surrendered all old certificates together with a properly completed and executed letter of transmittal to the Exchange Agent.

   Upon proper completion and execution of the letter of transmittal and return thereof to the Exchange Agent, together with all old certificates, Stockholders will receive a new certificate or certificates representing the number of whole shares of New Common into which their shares of Common Stock represented by the old certificates have been converted as a result of the Reverse Stock Split. Stockholders who would otherwise also receive a fractional share will instead receive a check representing the proceeds from the sale of such fractional share as described above. Until surrendered, outstanding old certificates held by Stockholders will be deemed for all purposes to represent the number of whole share of Common Stock to which such Stockholders are entitled as a result of the Reverse Stock Split. Stockholders should not send their old certificates to the Exchange Agent until they have received the letter of transmittal. Shares not presented for surrender as soon as is practicable after the letter of transmittal is sent will be exchanged at the first time they are presented for transfer.

   No service charges will be payable by Stockholders in connection with the exchange of certificates, all expenses of which will be borne by the Company. The Company will obtain a new CUSIP number for the Common Stock.

EFFECT OF THE REVERSE STOCK SPLIT

   If the Reverse Stock Split is approved at the Meeting and the Company's Board of Directors determines that it is advisable to proceed with the Reverse Stock Split, the result (without giving effect to a Common Stock dividend, if any, referred to above) would be that each Stockholder who owns fifteen or more shares of Common Stock will receive one share of New Common for each fifteen shares of Old Common held at the time of the Reverse Split, and a check representing the cash proceeds from the sale of such Stockholder's fractional share, if any.

   Dissenting Stockholders have no appraisal rights under Delaware law or under the Company's Certificate of Incorporation or Bylaws in connection with the Reverse Stock Split.

   The Board of Directors has determined to set the authorized number of New Common shares at 20,000,000 after the Reverse Stock Split, as provided in the form of amendment to the Company's Certificate of Incorporation attached hereto as Exhibit A. Normally the authorized number of shares would be reduced to 6,666,667 to reflect the one-for-fifteen Reverse Stock Split. Electing to set the authorized number of shares at 20,000,000 could result in a significant increase in possible dilution to present Stockholders' percentage of ownership of the New Common shares. Assuming the issuance of all authorized shares of Common Stock, the Stockholders, in the aggregate, would own approximately 42.4% under the Company's present capital structure prior to the Reverse Stock Split, but only 14.1% of the outstanding New Common shares under the capital structure assuming adoption of Reverse Stock Split.

   The Board of Directors has determined that having 20,000,000 authorized shares may be more attractive for future possible merger of acquisition candidates should the opportunity become available and be in the Company's best interest.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

   The following is a summary of the material anticipated federal income tax consequences of the Reverse Stock Split to Stockholders of the Company. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Department Regulations (the "Regulations") issued pursuant thereto, and published rulings and court decisions in effect as of the date hereof, all of which are subject to change. This summary does not take into account possible changes in such laws or interpretations, including amendments to the Code, applicable statutes, Regulations and proposed Regulations or changes in judicial or administrative rulings, some of which may have retroactive effect. No assurance can be given that any such changes will not adversely affect the discussion in this summary.

   This summary is provided for general information only and does not purport to address all aspects of the possible federal income tax consequences of the Reverse Stock Split and IS NOT INTENDED AS TAX ADVICE TO ANY PERSON. In particular, and without limiting the foregoing, this summary does not consider the federal income tax consequences to Stockholders of the Company in light of their individual investment circumstances or to holders subject to special treatment under the federal income tax laws (for example, life insurance companies, regulated investment companies and foreign taxpayers). In addition, this summary does not address any consequence of the Reverse Stock Split under any state, local or foreign tax laws. As a result, it is the responsibility of each Stockholder to obtain and rely on advice from his or her personal tax advisor as to: (i) the effect on his or her personal tax situation of the Reverse Stock Split, including the application and effect of state, local and foreign income and other tax laws; (ii) the effect of possible future legislation and Regulations; and (iii) the reporting of information required in connection with the Reverse Stock Split on his or her own tax returns. It will be the responsibility of each Stockholder to prepare and file all appropriate federal, state and local tax returns.

   No ruling from the Internal Revenue Service ("Service") or opinion of counsel will be obtained regarding the federal income tax consequences to the stockholders of the Company as a result of the Reverse Stock Split. ACCORDINGLY, EACH STOCKHOLDER IS ENCOURAGED TO CONSULT HIS OR HER TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE PROPOSED TRANSACTION TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

   The Company believes that the Reverse Stock Split will qualify as a "recapitalization" under Section 368(a)(1)(E) the Code. As a result, no gain or loss will be recognized by to the Company or its stockholders in connection with the Reverse Stock Split, except with respect to any cash received in lieu of fractional shares. A Stockholder of the Company who exchanges his or her Common Stock solely for New Common will recognize no gain or loss for federal income tax purposes. A Stockholder's aggregate tax basis in his or her shares of New Common received from the Company will be the same as his or her aggregate tax basis in the Common Stock exchanged therefor. The holding period of the New Common shares received by such Stockholder will include the period during which the Old Common surrendered in exchange therefor was held, provided all such Common Stock was held as a capital asset on the date of the exchange. Each Stockholder who will receive cash in lieu of fractional shares of New Common will recognize capital gain or loss equal to the difference between the amount of cash received and the Stockholder's tax basis allocable to such fractional shares.

STOCK OPTIONS

   On August 31, 1996 the Company also had outstanding options issued under its various stock option plans for employees to acquire up to an aggregate of 1,772,000 shares of the Company's Common Stock at various exercise prices. If the Reverse Stock Split is approved at the Meeting, the number of shares subject to these options will be reduced by one-fifteenth to 118,133 shares (subject to minor adjustments for the rounding of fractional shares).

VOTE REQUIRED

   In order to effect the Reverse Stock Split, the Company's Certificate of Incorporation must be amended, which requires, under Delaware law, the affirmative vote of holders of a majority of the outstanding shares of Common Stock. THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THE PROPOSAL TO AMEND THE RESTATED CERTIFICATE OF INCORPORATION TO EFFECT THE ONE-FOR-FIFTEEN REVERSE SPLIT OF THE COMMON STOCK AND THE CHANGE IN THE NUMBER OF AUTHORIZED SHARES FROM 100 MILLION TO 20 MILLION.


            OTHER MATTERS WHICH MAY COME BEFORE THE ANNUAL MEETING

   The Company knows of no matters other than those above stated which are to be brought before the Meeting. It is intended that the persons named in the Proxy will vote their Common Stock according to their best judgment if any other matters do properly come before the Meeting.

INCORPORATION OF INFORMATION BY REFERENCE

   The Company's Annual Report on Form 10-K, which includes the Company's audited financial statements, for the fiscal year ended December 31, 1995 (the "10-K"), and the Company's Quarterly Reports on Form 10-Q SB, which includes the Company's unaudited quarterly financial statements, for the fiscal quarters ended March 31, 1996 and June 30, 1996 ("Form 10-Q SB") which include under the captions "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Company's financial statements and notes thereto continued therein are incorporated herein by reference.

   Whether or not you intend to be present at the Meeting, you are urged to return the enclosed Proxy promptly. If you are present at the Meeting and wish to vote your stock in person, the Proxy shall, at your request, be revoked, and you may vote at the Meeting with respect to those individual matters on which you are entitled to vote.

                                 By Order of the Board of Directors,


                                 JEFFREY L. STEVENS
                                 Senior Vice President---Chief Financial Officer and Secretary

October 11, 1996

                                                                       EXHIBIT A


            RESOLVED, that the Certificate of Incorporation of Amerac Energy Corporation (the "Corporation") be amended by means of a Certificate of Amendment substantially in the form set forth below:

                           CERTIFICATE OF AMENDMENT
                                      OF
                         CERTIFICATE OF INCORPORATION
                                      OF
                           AMERAC ENERGY CORPORATION

                   Pursuant to Section 242 of the Delaware
                            General Corporation Law

            Amerac Energy Corporation, a Delaware corporation (the "Corporation"), hereby certifies as follows:

            FIRST:  The name of the Corporation is Amerac Energy Corporation.

            SECOND: The Certificate of Incorporation of the Corporation is hereby amended to effect a one-for fifteen reverse split of the Common Stock by adding a new paragraph after the first paragraph of Article FOURTH to read as follows:

            "Simultaneously with the effective date of this amendment (the "Effective Date"), each share of the Common Stock issued and outstanding immediately prior to the Effective Date and each such share held in the Corporation's treasury (the "Old Common Stock") shall automatically and without any action on the part of the holder thereof be reclassified as and changed into one-fifteenth (1/15) of a share of the Common Stock, par value $.05 per share (the "Common Stock"), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of the Old Common Stock (the "Old Common Certificates," whether one or more) shall be entitled to receive upon surrender of the Old Common Certificates to the Corporation's Exchange Agent for cancellation, a certificate or certificates representing the number of whole shares of the Common Stock (the "Common Certificates") into which and for which the shares of the Old Common Stock formerly represented by the Old Common Certificates so surrendered are reclassified under the terms hereof. From and after the Effective Date, the Old Common Certificates shall represent only the right to receive the Common Certificates (and, where applicable, cash in lieu of fractional shares, as provided below) pursuant to the provisions hereof. No certificate or scrip representing fractional share interests in the Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote or to any rights of a stockholder of the Corporation. Fractional shares otherwise issuable will be aggregated and purchased by the Corporation at the closing asked price on November 20, 1996, for the first $15,000 of factional shares and the remaining fractional shares, if any, will be sold, by an agent, selected by the Corporation, and the cash proceeds from such sales along with the proceeds received from the Company for the first $15,000 will be distributed (on a weighted average basis) to such holders together with their Common Certificates following their surrender of their Old Common Certificates. If more than one Old Common Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of the Common Stock for which Common Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Common Certificates so surrendered.

            In the event that the Corporation's Exchange Agent determines that a holder of Old Certificates has not tendered all of his or her certificates for exchange, the Exchange Agent shall carry forward any fractional share until all certificates of such holder have been presented for exchange so that payment for fractional shares to such holder shall not exceed the value of one (1) whole share of the Common Stock as a result of the rounding up of fractional shares. If any Common Certificate is to be issued in a name other than that in which the Old Common Certificates surrendered for exchange are issued, the Old Common Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Common Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the Exchange Agent that such taxes are not payable."

            THIRD: Article FOURTH of the Certificate of Incorporation, as amended to date, shall be amended as follows:

            The first paragraph of Article FOURTH shall be amended to read in its entirety as follows:

                  FOURTH. The aggregate number of shares of stock which the
            corporation shall have the authority to issue is 30,000,000 shares, of which 10,000,000 shares shall be Preferred Stock, par value $1.00 per share, and 20,000,000 shares shall be Common Stock, par value $0.05 per share.

            FOURTH: This Certificate of Amendment of Certificate of
Incorporation shall be effective as of                         , 1996.
                                       ------------------------

            FIFTH: This Certificate of Amendment of Certificate of Incorporation was duly adopted by the requisite vote of the Board of Directors and by the vote of the holders of a majority of the outstanding shares of the Corporation entitled to vote thereon in accordance with Section 242 of the Delaware General Corporation Law.

        IN WITNESS WHEREOF, Amerac Energy Corporation has caused this Certificate of Amendment of Certificate of Incorporation to be executed by its President and attested by its Secretary this ______ day of November, 1996.


                                                AMERAC ENERGY CORPORATION

                                                By:
                                                   -----------------------------
                                                         Jeffrey B. Robinson
                                                         President


ATTEST:


--------------------------------
     Jeffrey L. Stevens
     Secretary

and be it further


        RESOLVED, that at any time prior to the filing of the foregoing Certificate of Amendment of Certificate of Incorporation of the Corporation, notwithstanding authorization of such proposed Certificate of Amendment by the stockholders of the Corporation, the Board of Directors may abandon such proposed Certificate of Amendment without further action by the stockholders.

                           AMERAC ENERGY CORPORATION
                           1201 LOUISIANA, SUITE 3350
                               HOUSTON, TX 77002

              SPECIAL MEETING OF STOCKHOLDERS -- NOVEMBER 20, 1996 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints Jeffrey L. Stevens and Jeffrey B. Robinson, or either of them, proxies of the undersigned with full power of substitution, to vote all the shares of Common Stock, $.05 par value (the "Common Stock"), of Amerac Energy Corporation (the "Company") held of record by the undersigned on October 11, 1996, at the Special Meeting of Stockholders to be held November 20, 1996, and at any adjournment thereof.

1. TO APPROVE A PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION TO EFFECT A ONE-FOR-FIFTEEN REVERSE STOCK SPLIT AND TO REDUCE THE NUMBER OF AUTHORIZED SHARES FROM 100 MILLION TO 20 MILLION.

                 [_] FOR           [_] AGAINST       [_] ABSTAIN

2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

                 [_] FOR           [_] AGAINST       [_] ABSTAIN

  This proxy, when properly executed, will be voted as specified by the undersigned stockholder. IF NO CHOICE IS SPECIFIED BY THE STOCKHOLDER, THIS PROXY WILL BE VOTED "FOR" ITEM (1), AND "FOR" ITEM (2).

  The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all the said attorney's agents, proxies, their substitutes of any of them may lawfully do by virtue hereof.

                                            -----------------------------------

                                            -----------------------------------

                                            Dated:______________________, 1996.

                                            Please date this proxy and sign
                                            your name exactly as it appears
                                            hereon. When there is more than
                                            one owner, each should sign. When
                                            signing as an attorney,
                                            administrator, executor, guardian,
                                            or trustee, please add your title
                                            as such. If executed by a
                                            corporation, this proxy should be
                                            signed by a duly authorized
                                            officer. If a partnership, please
                                            sign in partnership name by
                                            authorized persons.

PLEASE DATE, SIGN AND RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE. NO POSTAGE REQUIRED IF MAILED IN THE UNITED STATES.